Exhibit 99.1

     Cytec Announces Second Quarter Results Full Year 2006 Outlook Updated


      WEST PATERSON, N.J.--(BUSINESS WIRE)--July 20, 2006--Cytec Industries Inc. (NYSE:CYT) announced today net earnings for the second quarter of 2006 of $48.4 million or $1.00 per diluted share on net sales of $853 million. Included in the quarter is a pre-tax net restructuring charge of $21.9 million (after-tax $15.4 million or $0.32 per diluted share), a pre-tax charge of $1.0 million (after-tax $0.8 million or $0.01 per diluted share) for integration expenses related to the Surface Specialties acquisition, a pre-tax gain relating to the receipt of $15.6 million (after-tax $12.4 million or $0.26 per diluted share) in a legal dispute and an income tax benefit of $3.5 million ($0.07 per diluted share) related to the completion of prior years tax audits. Excluding these items, net earnings were $48.7 million or $1.00 per diluted share.
      Net earnings for the second quarter of 2005 was $11.9 million or $0.25 per diluted share on net sales of $813 million. Included in the quarter was a purchase accounting related charge of $10.3 million pre-tax (after-tax $7.5 million, or $0.16 per diluted share) related to the 2005 acquisition of the Surface Specialties business, a pre-tax charge of $28.0 million (after-tax $17.7 million or $0.37 per diluted share) for interest rate derivative transactions associated with the Surface Specialties acquisition, a pre-tax charge of $2.4 million (after-tax $1.8 million or $0.04 per diluted share) for an anticipated settlement of a certain litigation matter, a pre-tax charge of $22.0 million (after-tax $14.0 million or $0.30 per diluted share) pertaining to the optional redemption of our Mandatory Par Put Remarketed Securities (MOPPRS) prior to their maturity and an income tax benefit of $9.6 million, or $0.20 per diluted share, reflecting the partial resolution of a tax audit in Norway with respect to prior year tax returns. Excluding these special items, net earnings were $43.3 million or $0.92 per diluted share.
      David Lilley, Chairman, President and Chief Executive Officer said, "Our second quarter results continued the positive momentum from the first quarter. The benefits of our previous initiatives are now being realized in our financial results and in spite of the headwinds of higher raw material costs, primarily related to propylene and its derivatives, our operating margin improved to almost 10%.

      Cytec Performance Chemicals Sales increased 1% to $230 million; Operating Earnings increased to $18.3 million

      Mr. Lilley continued, "In Cytec Performance Chemicals, selling volumes decreased 1%, selling prices increased 2% and exchange rate changes were flat. Strong sales volume in mining chemicals and pressure sensitive adhesives were more than offset by lower volumes in specialty additives and in water treatment chemicals, primarily into the paper sector.
      "Operating earnings increased to $18.3 million primarily due to the benefits of restructuring and a better product mix partially offset by higher raw material costs and expense of $0.9 million for stock options and stock appreciation rights settled in stock related to the application of "Financial Accounting Standard No. 123R, "Share Based Payment" (SFAS 123R). Included in 2005, and related to the Surface Specialties acquisition, is a charge of $1.3 million for the excess of the fair value of the finished goods inventory of the acquired business over normal manufacturing cost.

      Cytec Surface Specialties Sales increased 5% to $391 million; Operating Earnings increased to $29.5 million

      "In Cytec Surface Specialties, selling volumes increased 7%, selling prices decreased 2% and exchange rate changes were flat. The increase in selling volumes was strong in all regions except North America. Selling prices were down in radcure and powder coating resins.
      "Operating earnings increased to $29.5 million primarily due to increased selling volumes, improved product mix, favorable raw material costs principally in the radcure product line and the benefits of restructuring partially offset by lower selling prices and expense of $0.8 million for stock options and stock appreciation rights settled in stock related to the application of SFAS 123R. Included in 2005 and related to the Surface Specialties acquisition, is a charge of $9.0 million for the excess of the fair value of the finished goods inventory of the acquired business over normal manufacturing cost.

      Cytec Engineered Materials Sales increased 8% to $152 million; Operating Earnings increased to $28.3 million

      "Cytec Engineered Materials selling volumes increased 5%, selling prices increased 3% and exchange rate changes were essentially flat. The selling volume increase was primarily due to higher build rates for large commercial aircraft partially offset by the expected ramp down in volume to a European high-end automotive program.
      "Operating earnings improved 12% to $28.3 million, primarily due to higher selling volumes and selling prices. Included in operating earnings is expense of $0.6 million for stock options and stock appreciation rights settled in stock related to the application of SFAS 123R.

      Building Block Chemicals Sales increased 10% to $81 million; Operating Earnings decreased to $6.2 million

      "Building Block Chemicals selling volumes increased 1%, selling prices increased 9% and exchange rate changes were flat. Due to tighter supply/demand conditions for acrylonitrile, selling prices increased.
      "Operating earnings decreased to $6.2 million. Selling price increases almost offset the increase in raw material costs. Our plant operations ran well, however, similar to last quarter, our melamine manufacturing joint venture partner did not take any production during the quarter. The resulting operational inefficiencies associated with the melamine plant being down for about half the quarter reduced earnings by slightly over $1 million. Also included is expense of $0.3 million for stock options and stock appreciation rights settled in stock related to the application of SFAS 123R."

      Earnings in Associated Companies

      Earnings in Associated Companies decreased from the prior year period as a result of the May 2005 sale of our 50% interest in CYRO Industries to our former partner, Degussa.

      Corporate and Unallocated

      James P. Cronin, Executive Vice President and Chief Financial Officer commented, "During the quarter, we recorded a net restructuring charge of $21.9 million, which was primarily recorded in cost of sales. Of the net restructuring charge, $22.6 million relates to permanently shutting down manufacturing operations for two older technology polymer additive light stabilizer products produced at our manufacturing facility in Botlek, the Netherlands which included a full review of the support and commercial infrastructure at the site. Included in the $22.6 million charge is a non-cash $13.8 million write-off of polymer additive assets at our Botlek site with the majority of the remaining amount being mostly severance related. One of the products, CYASORB(R) UV-5411 light stabilizer, will be consolidated at our Willow Island, West Virginia facility. Production of the other product, CYASORB(R) UV-1084 light stabilizer, is expected to cease by the end of the third quarter and we will exit this product line. The remainder of the net restructuring charge is a reduction of $0.7 million of a previous restructuring accrual primarily as a result of incurring less cost than originally estimated.
      "Included in administrative expense are integration costs of $1.0 million related to the Surface Specialties acquisition. These integration costs which began in the second quarter, the majority of which are duplicative in nature, are being incurred primarily as a result of the elimination of transition service agreements that were in place with the former owner regarding the information technology hardware infrastructure.
      "In addition, we realized a gain of $15.6 million during the quarter which is included in other income (expense), net relating to a legal dispute with a European firm that was in arbitration proceedings since 2000. After proceeding through a number of appeals the defendant was ordered to pay us damages and we collected essentially all of the cash in the second quarter. Although a final appeal is pending, we believe the appeal is without merit.
      "Included in administrative expense in the second quarter of 2005 was a pre-tax charge for $2.4 million ($1.8 million after-tax) related to an increase in accrual for a certain litigation matter.
      "Included in other income (expense), net in the second quarter of 2005 was a pre-tax loss of $28.0 million ($17.7 million after-tax or $0.38 per diluted share) pertaining to interest rate derivative transactions related to the acquisition of the Surface Specialties business."

      Interest Expense

      Mr. Cronin commented, "Interest expense was reduced from the prior year quarter due to the overall lower debt level as we continue to make good progress in reducing debt incurred for the Surface
Specialties acquisition in the first quarter of 2005.
      "In the second quarter of 2005, we redeemed our $120 million MOPPRS debt at the optional redemption price of approximately $141 million which included $21 million for the value of redeeming the securities prior to their final maturity. In addition, we recognized a charge of $1 million from amounts related to the unamortized put premium and rate lock agreements for these securities. Accordingly, 2005 interest expense includes a total pre-tax charge of $22.0 million related to this transaction."

      Income Tax Expense

      Mr. Cronin added, "Our tax provision for the second quarter of 2006 was $10.9 million, or 18.4%, on the earnings before income taxes. Favorably impacting the rate for the quarter is a reduction in income tax expense of $3.5 million related to the completion of prior years U.S. tax audits. Also favorably impacting the tax rate was the tax benefit from the restructuring charge which was recorded at 29.6% and the gain on the favorable resolution of the previously mentioned legal dispute which was effectively recorded at a tax provision of 20%. Excluding these items, our underlying effective tax rate for the quarter was 27%.
      "For the second quarter of 2005 our effective tax rate for continuing operations was favorably impacted by a reduction in income tax expense of $9.6 million related to a partial resolution of a tax audit in Norway with respect to prior years tax returns. Also favorably impacting the rate were the losses incurred in the U.S. on the interest rate derivatives and the MOPPRS redemption. The tax benefit on these losses is recorded at 36.5%. Excluding these items, our underlying effective tax rate for the quarter was 27%."

      Cash Flow

      Mr. Cronin commented further, "Cash flow provided by operations was $74 million for the quarter. Trade accounts receivable dollars were up $37 million, in line with the increase in sales. Inventory dollars increased $18 million and days outstanding are 71, up about 3 days from year end. Capital spending for the quarter was $25 million and our full year estimate of $110 million is unchanged. We continue to pay down debt in advance of scheduled payment dates and during the quarter we paid down $59 million of our debt."

      Sale of Water Treatment Chemicals and Acrylamide Product Lines

      Mr. Lilley commented further, "On July 17, 2006 we announced that we had reached a definitive agreement to sell our water treatment chemicals and acrylamide product lines with estimated 2006 sales of approximately $300 million, to Kemira Group, for approximately $240 million cash. The closing of the sale is expected in two phases. The first phase, which includes the entire product lines excluding Cytec's manufacturing site in the Netherlands, is expected to close by the end of September, 2006. The second phase for the Netherlands site is expected to close in early 2007. Between the closing of phase one and phase two, Cytec will contract manufacture and sell water treatment chemicals and acrylamide at the Botlek site solely to Kemira. The timing of the flow of funds is $220 million upon the first closing with the balance payable upon the second closing. Both closings are subject to regulatory approval and certain other conditions.
      "When completed, this transaction will streamline Cytec, further improve our balance sheet and let us increase our focus on our growth businesses. The net effect of this transaction, excluding any anticipated gains on the actual closings, and giving effect to the use of net after-tax proceeds to pay down debt is expected to be about $0.04 dilutive to earnings per diluted share in 2006 assuming the first closing occurs on September 30, 2006."

      2006 Outlook

      Mr. Lilley commented further, "Our second quarter results have continued our momentum from the first quarter. We expect our aerospace markets to continue to grow in the second half of 2006 as the build rates for large commercial aircraft, business jets, military aircraft and commercial rotorcraft continue to increase and our customers utilize more advanced composites. For our Specialty Chemical segments we now expect a slight decline in demand in North America. For Europe, demand has improved but typically the second half is lower than the first half. We continue to expect Asia-Pacific and Latin America to have good growth in 2006. Our expectation is for crude oil costs to stay high for the rest of 2006 which for us affects the cost of propylene and its derivatives which then impacts Cytec's Specialty Chemicals and Building Block Chemicals businesses."
      Mr. Lilley continued with some additional comments, "The following discussion includes the impact of the proposed sale of the water treatment chemicals and acrylamide product lines assuming a September 30, 2006 phase one closing.
      "In Cytec Performance Chemicals, our full year guidance for a sales range of $900 to $925 million revises to a range of $840 to $865 million and for an operating earnings range of $65 to $70 million revises to a range of $63 to $68 million after adjusting for the sale of the water treatment chemicals product line. We continue to expect strong demand in our mining chemicals and more moderate demand in most others. The polymer additive product line continues to see severe price competition in our mature products but our commercial organization continues its focus of increasing sales of our proprietary differentiated products. We announced a restructuring of our polymer additives manufacturing at our site in the Netherlands and the impact from these actions will have a positive impact in 2007.
      "In Cytec Surface Specialties, our full year guidance for a sales range of $1.48 to $1.52 billion is unchanged. Our operating earnings range of $95 to $105 million improves to a range of $97 to $107 million. The improvement in demand from Europe is mostly offset by weakness in North America. We expect to continue to see good progress in the Asia-Pacific and Latin American regions and also from new global product introductions. Our forecast is for raw material costs to increase in the second half of the year and we will attempt to compensate with selling price increases. We continue to find many opportunities to improve our operations both in the short and medium term.
      "In Cytec Engineered Materials, we continue to respond to aircraft manufacturers as they develop new platforms for the future plus new applications for advanced composites and anticipate increased aircraft production. We have a strong order book for the second half of the year although we now expect some delays into 2007. Taking into account the above, we are changing our full year guidance for sales to $590 to $610 million from our previous guidance of $600 to $620 million and for operating earnings to $110 to $115 million from our previous guidance of $115 to $120 million.
      "As expected, Building Block Chemicals saw some improvement in the second quarter. We continue to watch the impact of oil price volatility on propylene costs and acrylonitrile margin spreads. Our operating team is focused on what they can control, particularly manufacturing efficiency and costs. Taking into account the above and anticipating the sale of the acrylamide product line and the resulting sales from the acrylonitrile supply contract, our full year guidance for sales is in a range of $310 to $330 million and operating earnings now looks to be about $15 million versus a previous range of $12 to $15 million.
      "We forecast no change in our guidance for Corporate and Unallocated and other income/(expense). Our forecast for interest expense, net will be reduced to a range of $51 to $53 million from a range of $54 to $56 million as we pay down debt with proceeds from the divestiture. We see some improvement in our forecast for equity earnings to about $3 million and our forecast for our underlying annual effective tax rate for ongoing operations will change slightly to 27.3% from 27% as some of the earnings of the divested product lines were recorded in a lower tax rate entity.
      "Overall, we had a solid first half in 2006 but we remain cautious on the demand side and are concerned about high oil costs and raw material volatility. Taking this into account plus all the above, including the impact of the pending sale of the water treatment chemicals and acrylamide product lines, our revised forecast for full year diluted earnings per share is a range of $3.41 to $3.66 versus our prior range of $3.45 to $3.70 per diluted share.
      Excluded from the full year guidance are the following special items - (a) approximately $3 million pre-tax for integration expenses related to the Surface Specialties acquisition, (b) the $15.6 million pre-tax gain related to a legal dispute, (c) net restructuring charges of $22.3 million pre-tax recorded in the first and second quarters of 2006, (d) the reduction in income tax expense of $3.5 million relating to the completion of prior years tax audits and (e) the cumulative effect of accounting change after-tax charge of $1.2 million related to the adoption of SFAS 123R. Also excluded are any additional restructurings or divestiture gain as a result of the pending sale of the water treatment chemicals and acrylamide product lines."
      In closing Mr. Lilley commented, "We have recently announced a number of key strategic and operational initiatives to improve Cytec, and we continue to focus on all issues under our control. The Cytec team is committed to delivering the highest performance for all our stakeholders."

      Six Month Results

      Net earnings for the six months ended June 30, 2006 were $86.4 million or $1.79 per diluted share on sales of $1,673 million. Included in the results for the six months ended June 30, 2006 were -
(a) net restructuring charges of pre-tax $22.3 million (after-tax $15.7 million or $0.33 per diluted share) recorded in the first and second quarters of 2006, (b) a pre-tax $15.6 million (after-tax $12.4 million or $0.26 per diluted share) gain related to resolution of a legal dispute, (c) a pre-tax charge of $1.0 million (after-tax $0.8 million or $0.01 per diluted share) for integration expenses related to the Surface Specialties acquisition, (d) a reduction in income tax expense of $3.5 million or $0.07 per diluted share relating to the completion of prior years tax audits, and (e) the cumulative effect of an accounting change after-tax charge of $1.2 million or $0.02 per diluted share related to the adoption of SFAS 123R. Excluding these items, net earnings were $88.2 million or $1.82 per diluted share.
      Net earnings for the six months ended June 30, 2005 were $5.3 million or $0.12 per diluted share on sales of $1,377 million. Included in the results for the six months ended June 30, 2005 were purchase accounting related charges of $20.8 million pre-tax (after-tax $15.2 million, or $0.33 per diluted share), related to acquired inventories from Surface Specialties being recorded at fair value which exceeded normal manufacturing cost, a charge of $37.0 million or $0.82 per diluted share related to the write-off of in-process research and development costs of Surface Specialties, a pre-tax charge of $47.9 million (after-tax $30.4 million or $0.67 per diluted share) related to currency and interest rate derivative transactions associated with the Surface Specialties acquisition, a pre-tax charge of $2.4 million (after-tax $1.8 million or $0.04 per diluted share) related to an anticipated settlement of a certain litigation matter, a pre-tax charge of $22.0 million (after-tax $14.0 million or $0.31 per diluted share) related to the optional redemption of our MOPPRS prior to their maturity, an income tax benefit of $25.7 million, or $0.57 per diluted share, reflecting favorable partial resolution of tax audits with respect to prior year tax returns, employee redundancy costs of $1.3 million (after-tax net $0.9 million or $0.02 per diluted share), and a $4.4 million settlement to resolve a dispute over an environmental matter (after-tax net $3.2 million or $0.07 per diluted share). Excluding these special items, net earnings were $82.1 million or $1.81 on a diluted share basis.

      Investor Conference Call to be Held on July 21, 2006 11:00 A.M. ET

      Cytec will host their second quarter earnings release conference call on July 21, 2006 at 11:00 a.m. ET. The conference call will also be simultaneously webcast for all investors from Cytec's website www.cytec.com. Select the Investor Relations page to access the live conference call.
      A recording of the conference call may be accessed by telephone from 2:00 p.m. ET on July 21, 2006 until August 11, 2006 at 11:00 p.m. ET by calling 888-203-1112 (U.S.) or 719-457-0820 (International) and entering access code 5345506. The conference call recording will also be accessible on Cytec's website for 3 weeks after the conference call.

      Use of Non-GAAP Measures

      Management believes that net earnings, basic and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP measurements to non-GAAP can be found at the end of this release.

      Forward-Looking and Cautionary Statements

      Except for the historical information and discussions contained herein, statements contained in this release may constitute
"forward-looking statements" within the meaning of the Private
Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec's filings with the Securities and Exchange Commission.

      Corporate Profile

      Cytec Industries Inc. is a global specialty chemicals and materials company focused on developing, manufacturing and selling value-added products with pro forma sales in 2005 of approximately $3.2 billion. Our products serve a diverse range of end markets including aerospace, adhesives, automotive and industrial coatings, chemical intermediates, inks, mining, plastics and water treatment. We use our technology and application development expertise to create chemical and material solutions that are formulated to perform specific and important functions in the finished products of our customers.


                     CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                 (Dollars in millions, except per share amounts)

                                 -------------------------------------
                                   Three Months        Six Months
                                       Ended              Ended
                                      June 30,           June 30,
                                    2006    2005      2006      2005
----------------------------------------------------------------------

Net sales                          $853.1  $813.4  $1,672.5  $1,377.3
Manufacturing cost of sales         688.2   639.1   1,334.1   1,079.4
Selling and technical services       54.2    58.1     106.9     102.8
Research and process development     17.2    19.9      36.1      32.8
Administrative and general           26.1    26.6      51.0      44.5
Amortization of acquisition
 intangibles                          9.3     8.8      18.0      12.8
Write-off of acquired in-process
 research and development               -       -         -      37.0
----------------------------------------------------------------------
Earnings from operations             58.1    60.9     126.4      68.0
Other income (expense), net          14.9   (30.5)     14.0     (50.8)
Equity in earnings of associated
 companies                            0.9     4.5       1.7       6.6
Interest expense, net                14.6    38.5      29.1      48.1
----------------------------------------------------------------------
Earnings (loss) from continuing
 operations before income taxes
 and cumulative effect of
 accounting change                   59.3    (3.6)    113.0     (24.3)
Income tax provision (benefit)       10.9   (15.3)     25.4     (29.0)
----------------------------------------------------------------------
Earnings from continuing
 operations before cumulative
 effect of accounting change         48.4    11.7      87.6       4.7
Cumulative effect of accounting
 change (net of income tax benefit
 of $0.7)                               -       -      (1.2)        -
----------------------------------------------------------------------
Earnings from continuing
 operations                          48.4    11.7      86.4       4.7
Earnings from discontinued
 operations (net of income tax
 provision of $0.7)                     -     0.2         -       0.6
----------------------------------------------------------------------
Net earnings                         48.4   $11.9      86.4      $5.3

Basic net earnings per common
 share:
Earnings from continuing
 operations before cumulative
 effect of accounting change        $1.02   $0.26     $1.86     $0.11
Cumulative effect of accounting
 change, net of taxes                   -       -     (0.03)        -
Earnings from discontinued
 operations, net of taxes               -       -         -      0.01
----------------------------------------------------------------------
Net earnings                        $1.02   $0.26     $1.83     $0.12

Diluted net earnings per common
 share:
Earnings from continuing
 operations before cumulative
 effect of accounting change        $1.00   $0.25     $1.81     $0.10
Cumulative effect of accounting
 change, net of taxes                   -       -     (0.02)        -
Earnings from discontinued
 operations, net of taxes               -       -         -      0.01
----------------------------------------------------------------------
Net earnings                        $1.00   $0.25     $1.79     $0.12

----------------------------------------------------------------------
Dividends per common share          $0.10   $0.10     $0.20     $0.20
----------------------------------------------------------------------

----------------------------------------------------------------------
Weighted average shares
 outstanding (000 omitted)
----------------------------------------------------------------------
     Basic                         47,419  46,162    47,168    44,141
----------------------------------------------------------------------
     Diluted                       48,632  47,242    48,379    45,371
----------------------------------------------------------------------


                     CYTEC INDUSTRIES INC. AND SUBSIDIARIES
             CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY
                                BUSINESS SEGMENT
                              (Millions of dollars)

                                    Three Months       Six Months
                                        Ended            Ended
                                      June 30,          June 30,
                                   --------------- -------------------
                                     2006    2005     2006      2005
                                   ------- ------- --------- ---------
Net sales
---------

Cytec Performance Chemicals
     Sales to external customers   $229.6  $227.3  $  455.6  $  423.2
     Intersegment sales               2.1     1.7       3.9       2.8

Cytec Surface Specialities          390.8   371.2     764.7     539.5

Cytec Engineered Materials          151.6   141.0     290.7     268.8

Building Block Chemicals
     Sales to external customers     81.1    73.9     161.5     145.8
     Intersegment sales              23.2    21.6      46.3      44.8
                                    ------  ------  --------  --------
Net sales from segments             878.4   836.7   1,722.7   1,424.9
Elimination of intersegment revenue (25.3)  (23.3)    (50.2)    (47.6)
                                    ------  ------  --------  --------

Total                              $853.1  $813.4  $1,672.5  $1,377.3
----------------------------------------------------------------------


                             % of       % of         % of        % of
                             sales      sales        sales       sales
                             -----      -----        -----       -----
Earnings (loss) from
 operations
----------------------

Cytec Performance
 Chemicals (1)        $ 18.3   8% $15.4    7% $ 36.2   8% $ 23.1    5%
Cytec Surface
 Specialities (2)       29.5   8%  15.6    4%   58.9   8%  (12.3) (2)%
Cytec Engineered
 Materials              28.3  19%  25.3   18%   52.2  18%   48.7   18%
Building Block
 Chemicals               6.2   6%   6.7    7%    5.9   3%   14.0    7%
                       ------      -----       ------     ------

Earnings from segments  82.3   9%  63.0    8%  153.2   9%   73.5    5%

Corporate and
 Unallocated (3)       (24.2)      (2.1)       (26.8)       (5.5)
                       ------      -----       ------     ------

Total                 $ 58.1   7% $60.9    7% $126.4   8% $ 68.0    5%
----------------------------------------------------------------------

Notes:

1. Earnings from operations in the second quarter of 2005 and in the first six months of 2005 for Cytec Performance Chemicals includes a charge of $1.3 and $2.6 million, respectively, for amortization of inventory step up of finished goods acquired related to the Surface Specialties acquisition. Also included in earnings from operations in the first six months of 2005 for Cytec Performance Chemicals is a $7.0 million write-off of in-process research and development expense related to the Surface Specialties acquisition.

2. Earnings from operations in the second quarter of 2005 and in the first six months of 2005 for Cytec Surface Specialties includes a charge of $9.0 and $18.2 million, respectively for amortization of inventory step up of finished goods acquired related to the Surface Specialties acquisition. Also included in earnings from operations in the first six months of 2005 for Cytec Surface Specialties is a $30.0 million write-off of in-process research and development expense related to the Surface Specialties acquisition.

3. In the second quarter of 2006 Corporate and Unallocated includes a net restructuring charge of $21.9 million and $1.0 for integration costs related to the Surface Specialties acquisition. In the first six months of 2006 Corporate and Unallocated includes a net restructuring charge of $22.3 million and $1.0 for integration costs related to the Surface Specialties acquisition. In the second quarter of 2005 Corporate and Unallocated includes a $2.4 million additional accrual for a certain legal matter. In the first six months of 2005 Corporate and Unallocated includes a restructuring accrual of $1.3 million and a $2.4 million additional accrual for a certain legal matter.


                     CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)
                 (Dollars in millions, except per share amounts)

                                                ----------------------
                                                 June 30, December 31,
                                                   2006       2005
----------------------------------------------------------------------
Assets
Current assets
  Cash and cash equivalents                         $41.4       $68.6
  Trade accounts receivable, less allowance for
   doubtful accounts of 6.9 and $7.8 at June 30,
   2006 and December 31, 2005, respectively         568.5       493.8
  Due from related party                              3.1         8.0
  Other accounts receivable                          68.1        65.9
  Inventories                                       468.2       424.7
  Deferred income taxes                              13.9        12.2
  Other current assets                               22.7        31.4
----------------------------------------------------------------------
Total current assets                              1,185.9     1,104.6
----------------------------------------------------------------------
Investment in associated companies                   20.4        20.3
Plants, equipment and facilities, at cost         2,084.4     2,064.3
     Less: accumulated depreciation              (1,012.2)     (988.8)
----------------------------------------------------------------------
       Net plant investment                       1,072.2     1,075.5
----------------------------------------------------------------------
Acquisition intangibles, net of accumulated
 amortization of $71.3 and $51.0 at June 30,
 2006 and December 31, 2005, respectively           494.6       491.5
Goodwill                                          1,040.0     1,012.2
Other assets                                        103.1       106.4
----------------------------------------------------------------------
Total assets                                     $3,916.2    $3,810.5
----------------------------------------------------------------------
Liabilities
Current liabilities
  Accounts payable                                 $304.4      $278.6
  Short-term borrowings                              34.1        34.3
  Current maturities of long-term debt                6.7        51.2
  Accrued expenses                                  207.9       218.3
  Income taxes payable                               32.3        43.5
----------------------------------------------------------------------
     Total current liabilities                      585.4       625.9
----------------------------------------------------------------------
Long-term debt                                    1,178.8     1,225.5
Pension and other postretirement benefit
 liabilities                                        436.2       432.5
Other noncurrent liabilities                        264.7       224.4
Deferred income taxes                                62.4        64.1

Stockholders' equity
Common stock, $.01 par value per share,
 150,000,000 shares authorized; issued
 48,132,640 shares                                    0.5         0.5
Additional paid-in capital                          248.6       235.6
Retained earnings                                 1,226.7     1,149.7
  Unearned compensation                                 -        (2.5)
Accumulated other comprehensive income (loss):
  Minimum pension liability                        (115.0)     (115.0)
  Unrealized net gains (losses) on cash flow
   hedges                                            (8.2)        0.4
  Accumulated translation adjustments                66.2        27.6
----------------------------------------------------------------------
                                                    (57.0)      (87.0)
Treasury stock, at cost,  952,400 shares in 2006
 and 1,833,812 shares in 2005                       (30.1)      (58.2)
----------------------------------------------------------------------
Total stockholders' equity                        1,388.7     1,238.1
----------------------------------------------------------------------
Total liabilities and stockholders' equity       $3,916.2    $3,810.5
----------------------------------------------------------------------


                     CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                              (Dollars in millions)
                                                   -------------------
                                                     Six Months Ended
                                                         June 30,
----------------------------------------------------------------------
                                                       2006      2005
----------------------------------------------------------------------

Cash flows provided by (used in) operating activities
Net earnings                                          $86.4      $5.3
Earnings from discontinued operations, net of taxes       -       0.6
----------------------------------------------------------------------
Earnings from continuing operations                    86.4       4.7
Noncash items included in earnings from continuing
 operations:
  Depreciation                                         55.0      56.8
  Amortization                                         21.1      13.6
  Share-based compensation                              5.7       0.8
  Deferred income taxes                                 6.1     (39.8)
  Write-off of acquired in-process research and
   development                                            -      37.0
  Amortization of write-up to fair value of finished
   goods purchased in acquisition                         -      20.8
  Gain on sale of assets                                  -      (1.2)
  Loss on asset writeoff                               13.8         -
  Unrealized losses on derivative instruments             -      23.4
  Cumulative effect of accounting change, net of
   taxes                                                1.2         -
  Other                                                 3.3      (5.5)
Changes in operating assets and liabilities
 (excluding effects of 2005 acquisition):
  Trade accounts receivable                           (56.2)    (20.1)
  Other receivables                                     2.7      14.0
  Inventories                                         (31.2)    (28.7)
  Other assets                                          1.6       5.7
  Accounts payable                                     16.4       1.9
  Accrued expenses                                    (17.5)     (7.5)
  Income taxes payable                                (14.1)    (19.5)
  Other liabilities                                     0.6       1.3
----------------------------------------------------------------------
Net cash provided by operating activities of
 continuing operations                                 94.9      57.7
Net cash provided by operating activities of
 discontinued operations                                  -       0.8
----------------------------------------------------------------------
Net cash provided by operating activities              94.9      58.5
----------------------------------------------------------------------
Cash flows (used in) investing activities
  Acquisition of business, net of cash received           -  (1,509.0)
  Additions to plants, equipment and facilities       (40.9)    (47.5)
  Proceeds received on sale of assets                     -     101.4
----------------------------------------------------------------------
Net cash used in investing activities                 (40.9) (1,455.1)
----------------------------------------------------------------------
Cash flows provided by (used in) financing activities
  Proceeds from long-term debt                         65.9     864.2
  Payments on long-term debt                         (177.3)   (186.2)
  Change in short-term borrowings                      (0.5)    521.6
  Cash dividends                                       (9.4)     (8.6)
  Proceeds from the exercise of stock options          30.5      10.5
  Deferred financing costs                                -      (4.4)
  Excess tax benefits from share-based payment
   arrangements                                         7.7         -
  Other                                                (0.4)     (0.9)
----------------------------------------------------------------------
Net cash provided by (used in) financing activities   (83.5)  1,196.2
----------------------------------------------------------------------
Effect of currency rate changes on cash and cash
 equivalents                                           $2.3      (9.0)
----------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents      (27.2)   (209.4)
Cash and cash equivalents, beginning of period         68.6     323.8
----------------------------------------------------------------------
Cash and cash equivalents, end of period              $41.4    $114.4
----------------------------------------------------------------------


                              Cytec Industries Inc.
                  Reconciliation of GAAP and Non-GAAP Measures
                  Amounts in millions except per share amounts


      Management believes that net earnings, basic and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.


               Three Months Ended June 30, 2006
                                                         Net   Diluted
                                                       Earnings  EPS
                                                       ---------------
GAAP Net Earnings                                       $48.4   $1.00
- Net restructuring charge (after-tax)                   15.4    0.32
- Integration costs related to Surface Specialties        0.8    0.01
- Gain relating to a certain legal dispute              (12.4)  (0.26)
- Income tax benefit related to completion of prior
  years audits                                           (3.5)  (0.07)
                                                       ---------------
Non-GAAP Net Earnings                                   $48.7   $1.00
                                                       ===============


               Three Months Ended June 30, 2005
                                                         Net   Diluted
                                                       Earnings  EPS
                                                       ---------------
GAAP Net Earnings                                        $11.9  $0.25
 - Purchase accounting fair value inventory over
   manufacturing cost (after tax)                          7.5   0.16
 - Loss on interest rate derivative transactions
   (after tax)                                            17.7   0.37
 - Anticipated settlement of a certain litigation
   matter (after tax)                                      1.8   0.04
 - Optional redemption of Mandatory Par Put Remarketed
   Securities (MOPPRS) prior to their maturity (after
   tax)                                                   14.0   0.30
 - Income tax benefit reflecting the partial resolution
   of a tax audit in Norway with respect to prior years
   returns                                                (9.6) (0.20)
                                                       ---------------
Non-GAAP Net Earnings                                    $43.3  $0.92
                                                       ===============


                              Cytec Industries Inc.
              Reconciliation of GAAP and Non-GAAP Measures (Cont'd)
                  Amounts in millions except per share amounts


                         Six Months Ended June 30, 2006
                                                        Net    Diluted
                                                      Earnings   EPS
                                                      ----------------
GAAP Net Earnings                                        $86.4  $1.79
- Net restructuring charge (after-tax)                    15.7   0.33
- Integration costs related to Surface Specialties         0.8   0.01
- Gain relating to a certain legal dispute               (12.4) (0.26)
- Income tax benefit related to completion of prior
  years audits                                            (3.5) (0.07)
- Cumulative effect of accounting change (after-tax)       1.2   0.02
                                                      ----------------
Non GAAP Net Earnings                                    $88.2  $1.82
                                                      ================


                    Six Months Ended June 30, 2005
                                                        Net    Diluted
                                                      Earnings   EPS
                                                      ----------------
GAAP Net Earnings                                         $5.3  $0.12
 - Purchase accounting fair value inventory over
   manufacturing cost (after tax)                         15.2   0.33
 - Loss on currency and interest rate derivative
   transactions (after tax)                               30.4   0.67
 - Anticipated settlement of a certain litigation
   matter (after tax)                                      1.8   0.04
 - Optional redemption of Mandatory Par Put Remarketed
   Securities (MOPPRS) prior to their maturity (after
   tax)                                                   14.0   0.31
 - Income tax benefit reflecting favorable
   developments on tax audits with respect to prior
   years returns                                         (25.7) (0.57)
 - Write off of in-process research and development
   costs of Surface Specialties                           37.0   0.82
 - Employee redundancy costs (after tax)                   0.9   0.02
 - Settlement to resolve a dispute over an
   environmental matter (after tax)                        3.2   0.07
                                                      ----------------
Non-GAAP Net Earnings                                    $82.1  $1.81
                                                      ================



    CONTACT: Cytec Industries Inc.
             Investment Community:
             David M. Drillock, 973-357-3249
             or
             Media:
             Gail Petersen, 973-357-3319